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                                                                         EX-99.3

                                                               EXECUTION VERSION

                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

     This AMENDED AND RESTATED DISTRIBUTION AGREEMENT ("Agreement"), is entered into as of March 1, 2009 by and between Minnesota Life Insurance Company, a Minnesota corporation ("Issuer"), on its behalf and on behalf of each variable separate account identified in Schedule 1 hereto, and Securian Financial Services, Inc. ("Distributor"), a Minnesota corporation.

     WHEREAS, Distributor is a broker-dealer that engages in the distribution and sales of variable insurance products and other investment products;

     WHEREAS, Issuer desires to issue certain variable insurance products to the public through Distributor acting as principal underwriter and distributor;

     WHEREAS, Issuer and Distributor acknowledge that Distributor may distribute variable insurance products and other investment products for other companies; and

     WHEREAS, Issuer and Distributor acknowledge that Issuer and Distributor are affiliated parties as such affiliation is recognized under applicable laws and regulations, and that with respect to variable insurance products, Issuer and Distributor rely on certain SEC and FINRA interpretive advice and rules applicable to the distribution of such products, including SEC Release No. 34-8389.

     NOW, THEREFORE, in consideration of their mutual promises, Issuer and Distributor hereby agree as follows:

1.   DEFINITIONS

     1.1. "Annual Review" has the meaning set forth in Section 6.4.3.

     1.2. "Application" means an application for a Contract.

     1.3. "1933 Act" means the Securities Act of 1933, as amended.

     1.4. "1934 Act" means the Securities Exchange Act of 1934, as amended.

     1.5. "1940 Act" means the Investment Company Act of 1940, as amended.

     1.6. "Contract Prospectus" means the prospectus and all supplements thereto included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term "Contract Prospectus" shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 9 of this Agreement, the term "any Contract Prospectus" means any document that is or at any time was a Contract Prospectus within the meaning of this Section 1.6.


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     1.7. "Contracts" means the class or classes of variable insurance products offered for sale by the Issuer through the Variable Accounts. For this purpose and under this Agreement generally, a "class of Contracts" shall mean those Contracts issued by Issuer on the same policy form or forms and covered by the same Registration Statement.

     1.8. "FINRA" means Financial Industry Regulatory Authority (formerly known as the NASD).

     1.9. "Fund" means an investment company in which the Variable Account invests.

     1.10. "Fund Prospectus" means a prospectus for an underlying insurance product fund in which the Contracts invest that meets the requirements of
Section 10(a) of the 1933 Act or Rule 498 thereunder.

     1.11. "Indemnified Person" means a person or entity entitled to indemnification under Section 9.

     1.12. "Indemnifying Party" means the party obligated to indemnify any other person under Section 9.

     1.13. "Interim Review" has the meaning set forth in Section 6.4.3.

     1.14. "Material Compliance Matter" has the meaning set forth in Section 6.4.5.

     1.15. "Office(s)" has the meaning set forth in Section 6.7.

     1.16. "Premium" means a payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

     1.17. "Registration Statement" means each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 9 of this Agreement, the term "Registration Statement" means any document that is or at any time was a Registration Statement within the meaning of this Section 1.17.

     1.18. "Regulations" means the rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act, and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

     1.19. "Representative" means an individual who is registered as a principal or representative of Distributor.

     1.20. "SEC" means the Securities and Exchange Commission.

     1.21. "Selling Firm" means a broker-dealer which has entered into an agreement with Distributor thereby authorizing such broker-dealer to solicit Applications.


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     1.22. "Variable Account" means a separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 11.2 of this Agreement.

2.   AUTHORIZATIONS AND APPOINTMENT

     2.1. SCOPE OF AUTHORITY. Issuer hereby authorizes Distributor on a non-exclusive agency basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Distributor will actively engage in its duties under this Agreement on a continuous basis while the Registration Statements for the Contracts remain effective. Distributor shall use its best efforts to market the Contracts actively and to arrange for the sale of the contracts by other registered broker-dealers subject to compliance with applicable law, including the rules of FINRA. However, Distributor shall not be obligated to sell any specific number or amount of Contracts. Also, the parties acknowledge and agree that Distributor may distribute variable insurance products and other investment products for other companies.

     2.2. LIMITS ON AUTHORITY. Except as otherwise expressly provided herein, Distributor shall at all times act as an independent contractor and nothing herein shall be construed so as to cause Distributor or its agents, officers or employees to be agents, officers or employees of Issuer by virtue of their activities in connection with the sale of Contracts. Distributor and its Representatives shall not have authority, on behalf of Issuer: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums from customers or Selling Firms (except for the sole purpose of forwarding monies or Premiums to Issuer). Distributor shall not expend, nor contract for the expenditure of, the funds of Issuer. Distributor shall not possess or exercise any authority on behalf of Issuer other than that expressly conferred on Distributor by this Agreement or another agreement to which Issuer is a party with Distributor or to which Issuer consents. Distributor acknowledges and agrees that Issuer shall have the right at any time and for any reason to suspend or limit the public offering of the Contracts.

3.   SOLICITATION ACTIVITIES

     3.1. REPRESENTATIVES. No Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with FINRA and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of Issuer.

     3.2. APPOINTMENT BY ISSUER. Issuer shall take all actions necessary to effect the appointment of Representatives as may from time to time be identified by Distributor as qualified to serve as insurance agents of Issuer; provided, however, that Issuer reserves the right, in its reasonable discretion, to refuse to appoint any such person or renew any such appointment or to terminate any appointment, consistent with its duties and responsibilities under applicable law.

     3.3. DISTRIBUTOR DUE DILIGENCE. Distributor is responsible for investigating the character, work experience, and background of any Representative prior to recommending the


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proposed Representative to Issuer for appointment. Distributor will not employ, or permit to be associated with it, in any material connection with the Contracts or the handling of Contract assets, any person who, to the knowledge of Distributor, is subject to statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

     3.4. SUPERVISION BY DISTRIBUTOR. Distributor is responsible for supervising the activities of the Representatives and for ensuring that the Representatives are properly licensed and in compliance with all applicable federal or state laws, rules and regulations, including but not limited to NASD Rule 2821, and all rules and procedures of Issuer provided in writing by Issuer. Distributor shall notify Issuer promptly, in writing, of the termination of any Representative.

     3.5. SALES AND SOLICITATION ACTIVITIES. All solicitation and sales activities engaged in by Distributor and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with the rules of FINRA, as well as with all applicable insurance laws and regulations, including any laws and regulations related to suitability, any other applicable federal or state law, rule, or regulation, and any of the rules and procedures that Issuer may issue from time to time. In particular, without limiting the generality of the foregoing:

          3.5.1. Distributor, along with appropriate Issuer FINRA registered principals, shall train, supervise and be solely responsible for the conduct of Representatives with regard to their solicitation of Applications and Premiums and distribution of the Contracts, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities.

          3.5.2. Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, the Contracts, in any state or other jurisdiction unless Issuer has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

          3.5.3. Neither Distributor nor any Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Contract Prospectus and the statement of additional information for such class of Contracts, or in the then effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Contracts authorized by Issuer.

          3.5.4. Distributor and all Representatives agree to distribute and sell the Contracts in accordance with the market timing and frequent trading policies of the Variable Accounts as stated in the then-currently effective Contract Prospectus and the statement of additional information.

          3.5.5. Completed Applications for the Contracts solicited by Distributor, Distributor's Representatives, or Selling Firms shall be transmitted directly to Issuer (or as otherwise designated by Issuer) the next business day following their receipt by Distributor, and in any event within such period required by applicable law, including NASD Rule 2821. All payments under the Contracts shall be made by check, money order, or wire payable to Issuer or by other method acceptable to Issuer as set forth in the Contract Prospectus. If Distributor holds any Premium at any time, Distributor shall hold such Premium in a fiduciary capacity and such


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Premium shall be remitted promptly to Issuer in accordance with applicable law.
Distributor acknowledges that all such Premiums, whether by check, money order or wire, shall be the property of Issuer. Distributor acknowledges that Issuer shall have the unconditional right to reject, in whole or in part, any Application or Premium. Distributor acknowledges that it will not permit any other broker-dealer to participate in the distribution of the Contracts unless such broker-dealer agrees that it will not accept any Premiums unless made payable to Issuer. Such broker-dealer must also agree to forward promptly to Issuer any Premiums received by such broker-dealer together with a completed Application.

     3.6. SUITABILITY. In view of both parties' desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written agreement between Distributor and its Representatives and/or Distributor's policies and procedures shall require that the Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that a recommendation to an applicant to purchase a Contract is suitable for that applicant. Distributor shall review all Applications for suitability in accordance with suitability standards, including NASD Rule 2821 and FINRA Rule 2310 and interpretations and guidance relating thereto, those established by law, rule or regulation (including variable insurance regulations adopted by states where the Contracts are sold), as well as any standards that may be established by mutual agreement of Issuer and Distributor from time to time.

     3.7. SELLING AGREEMENTS AND SELLING FIRMS. Distributor is authorized to enter into written agreements, on such terms as Distributor and Issuer may determine are not inconsistent with this Agreement, with organizations that agree to participate in the distribution of the Contracts and to use their best efforts to solicit Applications. Such organizations shall be duly licensed, registered, or otherwise qualified for the sale of such Contracts (and the riders and other Contracts offered in connection therewith) under the federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction where such Contracts may be sold and in which Issuer is licensed to sell such Contracts. Unless subject to an exemption, each organization shall be registered as a broker-dealer under the 1934 Act and be a member in good standing of FINRA. Distributor agrees that it shall be responsible for ensuring that any organization with which it enters into a selling agreement for the sale of the Contracts, and such organization's agents and representatives, are duly and appropriately licensed, registered, appointed and otherwise qualified to offer and sell the Contracts under the federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction in which the Contracts may be lawfully sold and in which Issuer is licensed to sell the contracts.

4. CONTRACT PROSPECTUSES, REGISTRATION STATEMENTS, CONTRACT FORMS AND MARKETING MATERIALS

     4.1. PREPARATION AND FILING OF CONTRACT PROSPECTUSES, REGISTRATION STATEMENTS AND CONTRACT FORMS. Issuer shall be responsible for preparing the Contract forms and filing and maintaining them with applicable state insurance regulatory authorities, for gaining and maintaining approval of the Contract forms from such state insurance regulatory authorities where required, and for preparing and keeping current the Contract Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required.

     4.2. NOTIFICATION BY ISSUER. Issuer agrees to advise Distributor immediately of:


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          4.2.1. Any request by the SEC (i) for amendment of the Registration
Statement or (ii) for additional information that Issuer determines is material to Distributor;

          4.2.2. The issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

          4.2.3. The occurrence of any material event, if known by Issuer, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

     4.3. PREPARATION AND FILING OF SALES MATERIALS. Issuer shall be responsible for the design, development and preparation of all promotional, sales, and advertising material relating to the Contracts, subject to review and approval by Distributor of such material. Distributor shall be responsible for ensuring that all such material complies with all applicable securities laws and rules. Distributor shall be responsible for filing such material, as required, with FINRA and any state securities regulatory authorities. Issuer shall be responsible for filing all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities.

     4.4. RESOLUTION OF COMMENTS. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority described in section 4.3, and will cooperate expeditiously in resolving and implementing any comments, as applicable. In addition, Distributor shall promptly furnish to Issuer copies of any letters from FINRA requesting changes in any promotional, sales, and advertising material used or to be used in connection with its distribution activities under this Agreement, and shall use reasonable efforts, after receipt of such a letter, to cease, as soon as reasonably practicable, the use of such material until Issuer shall have approved (or re-approved, as applicable) their use in writing.

     4.5. USE IN SOLICITATION ACTIVITIES. Issuer shall be responsible for furnishing Distributor with such Applications, Contract Prospectuses, Fund Prospectuses and other materials for use by Distributor and Representatives in their solicitation activities with respect to the Contracts. Issuer shall notify Distributor of those states or jurisdictions that require delivery of a statement of additional information with a prospectus to a prospective purchaser. Distributor shall not use and shall take reasonable steps to ensure that its Representatives do not use any promotional, sales or advertising materials that have not been approved by Issuer. Issuer has the right to recall promotional, sales, and advertising material from use at any time by notice to Distributor. In the event that Issuer chooses to recall any such materials, Distributor will promptly cease their use and destroy any unused material.

     4.6. DEFINITIONS. For purposes of this Agreement, the phrase "promotional, sales, and advertising material" includes, but is not limited to, advertisements (such as material published or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs, or billboards, motion pictures, telephone directories (other than routine listings) electronic communications, the Internet or other public media), sales literature (e.g., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article whether in electronic or paper form), Registration Statements, Contract Prospectuses, Fund Prospectuses, statements of additional information of such prospectuses, shareholder reports, and proxy materials.


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5.   COMPENSATION AND EXPENSES

     5.1. Issuer shall be solely responsible for the costs of: (i) preparation and filing of the Contracts, Registration Statements, and promotional materials;
(ii) providing sales presentations, mailings, advertising and for any other marketing efforts in connection with the distribution or sale of the Contracts;
(iii) printing and distributing Registration Statements and Contract Prospectuses; and (iv) all legal expenses in connection with the foregoing.

     5.2. Issuer shall pay all compensation to the Representatives and Selling Firms as paying agent on behalf of Distributor and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor. Issuer shall comply with the terms and conditions of SEC Release No. 34-8389 and other applicable SEC and FINRA guidance in this regard.

6.   COMPLIANCE

     6.1. COMPLIANCE WITH APPLICABLE LAWS. Issuer and Distributor are, and covenant that they shall remain, in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations.

     6.2. CONFIRMATIONS AND 1934 ACT COMPLIANCE. Issuer, or its appointed designee, as agent for Distributor, shall send written confirmation to each applicant for and purchaser of a Contract in accordance with, and in such form and containing such information and statements as set forth in, Rule 10b-10 under the 1934 Act, SEC Release No. 34-8389, and any other SEC or FINRA rule requiring the delivery of such information and statements. Issuer shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of SEC Release No. 34-8389 and Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. Issuer also shall maintain, as agent for Distributor, such other books and records of Distributor pertaining to the offer and sale of the Contracts and required by the 1934 Act as may be mutually agreed upon by Issuer and Distributor, including but not limited to maintaining records of the payment of commissions and other payments or service fees to Representatives and Selling Firms. Issuer shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and by all other regulatory bodies having jurisdiction over the Contracts or Distributor.

     6.3. MAINTENANCE OF BOOKS AND RECORDS. To the extent Issuer employs electronic storage media in connection with books and records created, maintained and stored on behalf of Distributor, Issuer agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i) of the 1934 Act. With respect to any books and records maintained and preserved on behalf of Distributor, Issuer hereby undertakes to permit examination of books and records at any time or from time to time during business hours by representatives or designees of the SEC, and to promptly furnish to the SEC or its designee a true, correct, complete and current hard copy of any or all of any part of such books and records.

     6.4. RULE 38A-1 COMPLIANCE.

          6.4.1. Distributor represents and warrants that it has adopted written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act. Such written

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compliance policies and procedures: (i) are reasonably designed to prevent violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to Distributor's duties under this Agreement as principal underwriter for the Contracts and the Variable Accounts; and (ii) include Distributor's policies and procedures with regard to compliance with the SEC's pricing rules for Variable Accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to Issuer's Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts (the "Rule 38a-1 policies and procedures").

          6.4.2. Distributor will promptly provide the Chief Compliance Officer for the Variable Accounts with any material changes that have been made to Distributor's Rule 38a-1 policies and procedures. Distributor shall retain such written 38a-1 policies and procedures for the time periods required by Rule 38a-1.

          6.4.3. Distributor agrees to cooperate with Issuer in its testing and annual review of Distributor's Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer for the Variable Accounts to determine the adequacy of Distributor's Rule 38a-1 policies and procedures and the effectiveness of their implementation (the "Annual Review"). Distributor also agrees to cooperate in any interim testing and reviews of Distributor's Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Chief Compliance Officer for the Variable Accounts shall reasonably request from time to time.

          6.4.4. Distributor will provide Issuer with ongoing, direct, and immediate access to Distributor's compliance personnel and shall cooperate with the Compliance Officer for the Variable Accounts in carrying out Issuer's obligations under Rule 38a-1 to oversee the compliance program of Distributor.

          6.4.5. Distributor will promptly notify the Chief Compliance Officer for the Variable Accounts in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Distributor's 38a-1 policies and procedures and will cooperate with Issuer in providing Issuer and the Chief Compliance Officer for the Variable Accounts with periodic and special reports with regard to the correction of any such Material Compliance Matter. A "Material Compliance Matter" has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (i) a violation of the Federal Securities Laws by Distributor (or its officers, directors, employees, or agents); (ii) a violation of Distributor's Rule 38a-1 policies and procedures; or (iii) a weakness in the design or implementation of Distributor's Rule 38a-1 policies and procedures.

          6.4.6. Distributor (and anyone acting under the direction of Distributor) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer for the Variable Accounts in the performance of her or his responsibilities under Rule 38a-1.

     6.5. PRIVACY. Issuer and Distributor hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations enacted by the SEC ("Regulation S-P") and applicable FINRA guidance including but not limited to Regulatory Notice 05-49. The obligation of the parties hereunder shall include:


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          6.5.1. PRIVACY NOTICES. Any nonpublic personal information regarding
"customers" or "consumers" of the parties, as those terms are defined in Regulation S-P, shall be shared between the parties and with others, only in accordance with the disclosures contained in the Privacy Notices that shall be provided by Issuer and Distributor to customers in accordance with the requirements of Regulation S-P.

          6.5.2. SYSTEM SAFEGUARDS ON CUSTOMER INFORMATION (CUSTOMER INFORMATION SECURITY PROGRAM). As required by Rule 30 under Regulation S-P, Issuer and Distributor shall adopt written policies and procedures that establish adequate administrative, technical, and physical safeguards for the protection of customer records and information. These policies and procedures must be reasonably designed to: (i) ensure the security and confidentiality of customer records and information, (ii) protect against anticipated threats or hazards to the security and integrity of customer records and information, and (iii) protect against unauthorized access to or use of customer records or information. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers greater protections or rights than those provided by the Regulation S-P or should impose greater obligations or restrictions on the parties ("Additional Privacy Laws"), the parties shall comply with the terms of such Additional Privacy Laws.

     6.6. REPORTS. Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as the insurance laws of the State of Minnesota and any other applicable states or jurisdictions, as well as any other applicable law.

     6.7. ISSUANCE AND ADMINISTRATION OF CONTRACTS. Issuer, or its appointed designee, shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, including all Contract owner communications, provided, however, that Distributor and its designated Office(s) of Supervisory Jurisdiction and Branch Office(s) (the "Office(s)") shall have full responsibility for the activities of all persons employed by Issuer which activities must be performed or oversighted by a registered broker-dealer or associated person of a broker-dealer, and for the training, supervision and control of such persons to the extent of such activities.

     6.8. ANTI-MONEY LAUNDERING COMPLIANCE. Distributor represents and warrants that it has, and covenants that it shall continue to have, an anti-money laundering compliance program as required by NASD Rule 3011. Issuer covenants that it shall implement such anti-money laundering programs as it may be required to implement by applicable laws, rules and regulations.

7.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF DISTRIBUTOR. Distributor represents and warrants to Issuer that Distributor is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer under the 1934 Act; (ii) a member in good standing with FINRA;
(iii) duly registered under applicable state securities laws; (iv) in good standing in the state of Minnesota with power (corporate and otherwise) to own its properties and conduct its business; and (v) in compliance with in all material respects with all applicable laws, rules and regulations.


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     7.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ISSUER. Issuer represents and warrants to Distributor that Issuer is, and covenants that it shall remain during the term of this Agreement: (i) validly existing as a life insurance company in good standing under the laws of the state of Minnesota with power (corporate or otherwise) to own its properties and conduct its business as described in the Contract Prospectus; (ii) duly qualified for the transaction of business; (iii) in good standing under the laws of other jurisdictions in which it owns any property, or conducts any business, so as to require such qualification; and (iv) in compliance with in all material respects with all applicable laws, rules and regulations.

8.   INVESTIGATIONS AND PROCEEDINGS

     8.1. CONSULTATION AND COOPERATION. Distributor and Issuer shall cooperate fully in any federal or state securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, Issuer and Distributor shall notify each other promptly of any notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts marketed and distributed under this Agreement or any activity in connection with any such Contract promptly after receipt of such notice. In addition, Distributor agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement that may be requested in order to ascertain whether the operations of Issuer, Distributor or the Variable Accounts are being conducted in a manner consistent with applicable laws and regulations. Distributor further agrees to comply with the reporting requirements imposed by NASD Rule 3070 with regard to sales of the Contracts and the activities of Representatives.

     8.2. CUSTOMER COMPLAINTS. Distributor and Issuer shall cooperate fully in responding to any customer complaints. Distributor will promptly provide to Issuer a copy of all customer complaints received by Distributor concerning or related to the Contracts, Issuer, Distributor, its Representatives, or a Selling Firm in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. Issuer will promptly provide to Distributor a copy of customer correspondence involving a Contract that potentially may be viewed as a complaint involving Distributor or its Representatives or any of Distributor's or Representatives' duties or obligations hereunder so that Distributor may review such correspondence and determine whether it constitutes a "complaint" under applicable FINRA rules. Distributor will timely provide information as needed to enable Issuer to respond to such complaints, or will itself respond to any such complaints if, as Distributor shall determine, such response is required by federal or state securities laws or the rules of FINRA. Without limiting the foregoing, Issuer agrees to notify Distributor if persons associated with Issuer are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or is the subject of any claim for damages by a customer, broker, or dealer that is settled for greater than an amount Distributor may designate from time to time.

9.   INDEMNIFICATION

     9.1. BY ISSUER. Issuer shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of,


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

any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any FINRA or SEC rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

          9.1.1. arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Contract Prospectus required to be filed by Issuer; (ii) blue-sky application or other document executed by Issuer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that Issuer shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Issuer by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or in any Contract Prospectus required to be filed by Issuer;

          9.1.2. result from any breach by Issuer of any provision of this Agreement; or

          9.1.3. result from Issuer's own misconduct or negligence.

This indemnification agreement shall be in addition to any liability that Issuer may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     9.2. BY DISTRIBUTOR. Distributor shall indemnify and hold harmless Issuer and each person who controls or is associated with Issuer within the meaning of such terms under the federal securities laws, and any officer, director, employee of Issuer or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Issuer and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

          9.2.1. arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Contract Prospectus required to be filed by Issuer; (ii) blue-sky application or other document executed by Issuer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to Issuer specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto, or in any Contract Prospectus required to be filed by Issuer;


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          9.2.2. result because of any use by Distributor or its Representatives of promotional, sales or advertising material not authorized by Issuer or any verbal or written misrepresentations by Distributor or its Representative or any unlawful sales practices concerning the Contracts by Distributor or its Representatives under federal securities laws or FINRA regulations;

          9.2.3. result from any breach by Distributor of any provision of this Agreement; or

          9.2.4. result from Distributor's own misconduct or negligence.

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     9.3. GENERAL. Promptly after receipt by an Indemnified Person of notice of the commencement of any action subject to indemnification pursuant to this
Section 9, such Indemnified Person shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Person otherwise than on account of this Section 9. The Indemnifying Party will be entitled to participate in the defense of the Indemnified Person but such participation will not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Person for reasonable legal and other expenses incurred by such indemnified person in defending herself, himself or itself.

The indemnification provisions contained in this Section 9 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or Issuer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 9.

10.  TERMINATION

     10.1. This Agreement shall terminate automatically if it is assigned by Distributor or Issuer without the prior written consent of the other party. This Agreement may be terminated at any time for any reason or for no reason by either party upon 180 days written notice to the other party, without payment of any penalty. (The term "assigned" as used in this Section 10 shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 30 days after receipt of notice of breach from the non-breaching party. Provisions that by their content are intended to survive the performance, termination, or cancellation of this Agreement shall survive the performance, termination, or cancellation of this Agreement, including, but not limited to, the confidentiality and indemnification provisions of this Agreement.

11.  MISCELLANEOUS

     11.1. BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall


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

assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

     11.2. AMENDMENTS. This Agreement, or any provisions hereof, may not be amended, supplemented, waived, or modified in any way, except by a written instrument signed by authorized representatives of the parties hereto specifically referencing this Agreement. No amendment, supplement, waiver, or modification shall be effected by the acknowledgment or acceptance of a purchase order, invoice, or other forms (including but not limited to computer-based telecommunication systems) stipulating different terms.

     11.3. RIGHTS, REMEDIES, ETC, ARE CUMULATIVE. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     11.4. NOTICES. All notices hereunder are to be made in writing and shall be given:

          if to Issuer, to:

                            Minnesota Life Insurance Company
                            Attn: General Counsel
                            400 Robert Street North
                            St. Paul, MN 55101-2098

          if to Distributor, to:

                            Securian Financial Services, Inc.
                            Attn: Chief Financial Officer
                            400 Robert Street North
                            St. Paul, MN 55101-2098

or such other address as such party may hereafter specify in writing.

Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery. Failure to provide written notice shall not constitute a defense to any action unless the party who did not receive written notice was materially prejudiced thereby.

     11.5. INTERPRETATION; JURISDICTION. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement is made in the State of Minnesota, and all questions


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

concerning its validity, construction or otherwise shall be determined under the laws of Minnesota without giving effect to any jurisdiction's principles of conflict of laws.

     11.6. SEVERABILITY. If any provision, or a portion thereof, of this Agreement is rendered invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision, or portion thereof, shall be more narrowly and equitably construed so that it becomes legal and enforceable while preserving the intent of the parties to the greatest degree possible. If any such provision, or portion thereof, cannot be more narrowly construed as provided in the previous sentence, such provision, or the offending portion thereof, shall be stricken from this Agreement. In the event this Agreement is modified pursuant to this Section, all other provisions of this Agreement shall nevertheless remain in full force and effect.

     11.7. CONFIDENTIALITY. The parties covenant and agree that they will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information, including but not limited to information about applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning "consumers" or "customers" as described in Section 6.7 herein, or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the "confidential information") used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information: (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; (v) that was or is developed by means independent of information provided by a party or its affiliates. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member. The party receiving such an order shall promptly notify the other parties of the order.

     11.8. UNAUTHORIZED ACCESS TO CONFIDENTIAL INFORMATION. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.


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

     11.9. SECTION AND OTHER HEADINGS. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     11.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     11.11. REGULATION. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, the 1940 Act and the Regulations, and the rules and regulations of FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

MINNESOTA LIFE INSURANCE COMPANY        SECURIAN FINANCIAL SERVICES, INC.


By: /s/ Randy F. Wallake                 By: /s/ George I. Connolly
    ---------------------------------        -----------------------------------
Name: Randy F. Wallake                   Name: George I. Connolly
Title: Executive Vice President & Vice   Title: President & CEO
       Chariman


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                                   SCHEDULE 1
                                VARIABLE ACCOUNTS

Variable Fund D

Variable Annuity Account

Minnesota Life Variable Life Account

Minnesota Life Individual Variable Universal Life Account

Minnesota Life Variable Universal Life Account


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